Exhibit 23(c)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of BB&T Corporation on Form S-4 of our report dated March 18, 2003, appearing in the Annual Report on Form 10-K of Republic Bancshares, Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

January 26, 2004

Tampa, Florida